Exhibit 99.1

GSI Group Inc. Settles with SEC

BEDFORD, Mass., May 16, 2011 – GSI Group Inc. (NASDAQ: GSIG) (the “Company” or “GSI”), a global leader and supplier of laser-based solutions, precision motion controls and other technologies, and semiconductor systems, today announced the resolution of the previously disclosed investigation by the United States Securities and Exchange Commission (the “SEC”) into the historical accounting practices of the Company’s Semiconductor Systems segment.

The Company has agreed to settle with the SEC, without admitting or denying the findings of the SEC, by consenting to the entry of an administrative order that requires the Company to cease and desist from committing or causing any violations and any future violations of the reporting, books and records, and internal controls provisions of the Securities Exchange Act of 1934. The SEC did not charge GSI with fraud nor did the SEC require GSI to pay a civil penalty or other money damages as part of the settlement. The settlement completely resolves the SEC investigation as it relates to the Company.

“GSI fully cooperated with the SEC in its two year investigation and has undertaken a number of corrective actions and internal control enhancements,” commented John Roush, the Company’s Chief Executive Officer. “We are pleased to put this matter behind us as we continue to focus our efforts on behalf of our shareholders, customers and employees.”

About GSI Group Inc.

GSI Group Inc. is a global leader and supplier of laser-based solutions, precision motion controls and other technologies, and semiconductor systems. The Company employs approximately 1,300 employees.

More information about GSI is available on the company’s website at www.gsig.com.

For more information contact:

GSI Group Investor Relations

Telephone: (781) 266-5137

Email: InvestorRelations@gsig.com